Exhibit 10.1

Execution Version

GUARANTEE OF COLLECTION

THIS GUARANTEE OF COLLECTION (this “Guarantee”) is made as of March 31, 2016, by ETP RETAIL HOLDINGS, LLC, a Delaware limited liability company (the “Guarantor”), to SUNOCO LP, a Delaware limited partnership (“Sunoco LP”), to provide a guarantee of collection, on the terms set forth herein, for the benefit of the lenders (the “Lenders”) of the Supported Debt (as hereinafter defined) and the administrative agent (the “Agent”) under the $2.035 billion Senior Secured Term Loan Agreement dated March 31, 2016 (the “Term Loan Facility”) (the “Supported Debt”). The Guarantor and Sunoco LP may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Sunoco, LLC, a Delaware limited liability company (“Sunoco LLC”), Sunoco, Inc., a Pennsylvania corporation, Guarantor, Sunoco GP LLC, a Delaware limited liability company, Sunoco LP, and, solely for limited purposes, Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP LP”), have entered into that certain Contribution Agreement, dated as of November 15, 2015, as amended and supplemented (the “Contribution Agreement”), pursuant to which Guarantor has agreed to contribute to Sunoco LP (i) 68.42% of the membership interests in Sunoco LLC and (ii) 100% of the membership interests in Sunoco Retail LLC, a Pennsylvania limited liability company (the “Contribution”);

WHEREAS, on the date hereof, Sunoco LP entered into the Term Loan Facility;

WHEREAS, concurrently with the execution of this Guarantee, Sunoco LP will transfer to Sunoco, Inc. (R&M), a Pennsylvania corporation, for the benefit of the Guarantor, the proceeds of the term loan facility in partial satisfaction of the agreement to distribute the Cash Consideration (as such term is defined in the Contribution Agreement) to the Guarantor (the “Sunoco LP Distribution”) and such Sunoco LP Distribution is treated as distributed by Sunoco LP to Guarantor;

WHEREAS, in consideration of the Sunoco LP Distribution, Guarantor hereby enters into this Guarantee for the benefit of the Lenders and the Agent on the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of the Contribution, the Guarantor desires to enter into this Guarantee and be bound by the terms and conditions set forth herein.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Guarantee. Subject to the terms herein, the Guarantor guarantees to the Lenders and the Agent the full and prompt collection of the principal amount due under the Supported Debt, but not any accrued and unpaid interest thereon or any fees or other amounts of any kind whatsoever that shall be due to the Lenders by Sunoco LP (the “Liabilities”). Notwithstanding anything herein to the contrary, the obligations of the Guarantor under this Guarantee are obligations solely of the Guarantor and do not constitute a debt or obligation of (and no recourse shall be made with respect to) ETP LP, any of its affiliates (other than the Guarantor), or any shareholder, partner, member, officer, director or employee of ETP LP or such affiliates (collectively, the “Non-Recourse Parties”). No action under or in connection with this Guarantee shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder shall be obtainable against any Non-Recourse Party.

2. Guarantee of Collection. This is a guarantee of collection only and not a guarantee of payment. Notwithstanding any other term or condition of this Guarantee to the contrary, the Guarantor shall not be obligated to make any payment pursuant to this Guarantee unless and until each of the following has occurred: (i) the Agent or other Lender must use commercially reasonable efforts to obtain judgment against Sunoco LP and any of its subsidiaries with obligations with respect to the Supported Debt (the “Guarantor Subsidiaries”), (ii) the Agent or other Lender must use commercially reasonable efforts to execute on any judgment obtained against Sunoco LP and any of its Guarantor Subsidiaries, (iii) following execution of any such judgment, a portion of the sums due under the Supported Debt constituting Liabilities must remain unpaid, (iv) if no bankruptcy proceeding has been commenced with respect to Sunoco LP, the Agent or other Lender shall have brought an action in a court of law having proper subject matter jurisdiction against Sunoco LP and any applicable Guarantor Subsidiaries to collect such Liabilities, obtained a final and non-appealable judgment by such court against Sunoco LP and any applicable Guarantor Subsidiaries in respect of such Liabilities and levied execution of such judgment against the property of Sunoco LP and any applicable Guarantor Subsidiaries, and as a result of such execution received less than payment in full in cash or property of such Liabilities, and (v) if a bankruptcy proceeding has been commenced with respect to Sunoco LP and any of its applicable Guarantor Subsidiaries, the closing of the bankruptcy proceeding after its administration under 11 U.S.C. Section 350(a) shall have occurred and the Agent or other Lender shall have received, after all distributions contemplated by such bankruptcy proceeding or otherwise, less than payment in full in cash or property in respect of such Liabilities. For these purposes, the value of any payment made in property shall be equal to the fair market value of such property at the time of such payment.

3. Termination of Guarantee. This Guarantee shall remain in effect and will not terminate until the Liabilities have been paid in full.

4. Waivers. The Guarantor waives (i) notice of acceptance of this Guarantee, (ii) all presentments and protests, and (iii) notice of dishonor.

5. Obligations Absolute. Except as set forth in this Guarantee, the Guarantor’s obligations are in all respects absolute and unconditional and will not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any modification, discharge, renewal or extension of the Liabilities or the Supported Debt, or any amendment, modification or stay of the Agent’s or other Lender’s rights under the Supported Debt which may occur in any bankruptcy or reorganization case or proceeding concerning Sunoco LP, whether permanent or temporary and whether or not assented to by the Agent or other Lender, (ii) any notice of withdrawal of this Guarantee, at any time and from time to time before, at or after maturity of the Supported Debt, (iii) any determination that any signatures on behalf of Sunoco LP on the Supported Debt are not genuine or that the Supported Debt is not the legal, valid and binding obligation of Sunoco LP, or (iv) any defenses that Sunoco LP may have as to any sums due under the Supported Debt.

6. Waiver of Subrogation. The Guarantor irrevocably waives, relinquishes and renounces any right of subrogation, contribution, indemnity, reimbursement or any claim whatsoever which the Guarantor may have against Sunoco LP or any other persons liable on the Supported Debt. The Guarantor will not assert any such claim against Sunoco LP or any other persons liable on the Supported Debt, in any proceeding, legal or equitable, including any bankruptcy, insolvency or reorganization proceeding. This provision will inure to the benefit of and will be enforceable by the Agent, the Lenders, Sunoco LP and any such persons liable on the Supported Debt, and their successors and assigns, including any Agent in bankruptcy or debtor-in-possession.

7. Reinstatement of Guaranteed Liabilities. The Guarantor acknowledges and agrees that the Guarantor’s obligations hereunder shall apply to and continue with respect to any amount paid to the Agent and the Lenders on the Liabilities which is subsequently recovered from the Agent and the Lenders for any reason whatsoever (including, without limitation, as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding), notwithstanding the fact that the Liabilities may have been previously paid in full or this Guarantee terminated, or both.

8. Assignment. The Agent and the Lenders may, from time to time, whether before or after any withdrawal of this Guarantee, without notice to the Guarantor, assign or transfer any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for purposes of this Guarantee, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Guarantee to the same extent as if such assignee or transferee were the Agent or other Lender; provided, however, that, unless the Agent or Lenders shall otherwise consent in writing, the Agent and the Lenders shall have an unimpaired right, prior and superior to that of any such assignee or transferee, to enforce this Guarantee, for the benefit of the Agent and the Lenders, as to that portion of the Liabilities which the Agent and the Lenders have not assigned or transferred.

9. Cumulative Rights; No Waiver. Each and every right granted to the Agent and the Lenders hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time subject only to the limitations set forth in this Guarantee. No failure on the part of the Agent and the Lenders to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Agent or other Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

10. Interpretation and Construction. Each reference herein to the Agent and the Lenders shall be deemed to include their respective successors and assigns, and each reference to Sunoco LP and the Guarantor and any pronouns referring thereto as used herein shall be construed in the singular or plural as the context may require and shall be deemed to include the successors and assigns of Sunoco LP and the Guarantor, all of whom shall be bound by the provisions hereof.

11. Continuing Guarantee. Subject to the limitations herein, this instrument is intended to be a full, complete and continuing guarantee to the Agent and the Lenders to the extent of and for the Liabilities owing by Sunoco LP to the Agent and the Lenders from time to time and to be valid and continuous without other or further notice to the Guarantor, notwithstanding the dissolution of Sunoco LP or any other guarantor, until notice in writing of withdrawal of this Guarantee, signed by the Parties hereto or any of them, has actually been given to the Agent and the Lenders, and then only as to the Party or Parties signing such notice and to transactions subsequent to the time of such notice; provided, however, that no such notice of withdrawal shall affect or impair (a) any of the agreements and obligations of the Guarantor hereunder with respect to any and all Liabilities existing at the time of actual receipt of such notice by the Agent and the Lenders until paid in full; or (b) the Agent’s or other Lender’s right to recover all expenses paid or incurred by the Agent or other Lender endeavoring to enforce this Guarantee against the Guarantor. All of the agreements and obligations of the Guarantor under this Guarantee shall, notwithstanding any such notice of withdrawal, remain in effect until all such Liabilities and all such expenses shall have been paid in full.

12. Subsequent Guaranties. No subsequent guarantee by the Guarantor or any other person of the Liabilities shall be deemed to be in lieu of or to supersede this Guarantee, unless otherwise expressly provided therein.

13. Covenants of Sunoco LP.

(a) Repayment or Refinancing of Supported Debt. Without the prior written consent of the Guarantor, Sunoco LP shall not be entitled to (i) repay any principal amount of the Supported Debt or (ii) refinance all or any portion of the Supported Debt, unless, in the case of (ii) above, Sunoco LP (x) simultaneously replaces the Supported Debt with at least an equivalent amount of new indebtedness (such new indebtedness, the “Refinancing Supported Debt”) with substantially similar covenants providing for no earlier amortization of principal than the amortization contemplated by the applicable maturity date of the Supported Debt (any such date, a “Maturity Date”) and (y) permits the Guarantor, at its sole discretion, to provide a guarantee of collection of the Refinancing Supported Debt, on the terms and subject to the conditions set forth herein.

(b) Extinguishment of Supported Debt. Sunoco LP shall use commercially reasonable efforts to extinguish any applicable outstanding Supported Debt on the Maturity Date. Sunoco LP shall release the Guarantor from any liability or obligation under this Guarantee related to the Supported Debt on the applicable Maturity Date for such Supported Debt and shall enter into and execute such documents and instruments as the Guarantor may reasonably request in order to evidence such release.

14. Covenants of Guarantor.

(a) Net Worth. The Guarantor hereby represents to Sunoco LP that it will maintain net assets (excluding any interest in Sunoco LP held by the Guarantor) with a fair market value equal to or greater than the aggregate principal amount of the Supported Debt and in the event the Guarantor disposes of, transfers, or conveys any of its assets, except with respect to distributions permitted in clause (b) below, it shall promptly replace such assets with assets having a net fair market value (after taking into account any indebtedness to be assumed by the Guarantor in connection with any such transaction) substantially equivalent to or greater than the net fair market value (after taking into account any indebtedness to be assumed by the Guarantor in connection with any such transaction) of the disposed assets. Guarantor shall provide a certificate to Sunoco LP and the Agent on an annual basis (beginning on the first anniversary of this Guarantee and until the Liabilities have been paid in full) providing that it is in full compliance with this Section 14(a).

(b) Distributions. The Guarantor shall be entitled to make distributions of available cash with respect to its equity interests provided the Guarantor shall not make a distribution of cash or property to the extent such distribution would constitute a Fraudulent Conveyance (as defined in Section 16) in light of the Guarantor’s obligations under this Guarantee or otherwise impair the Guarantor’s ability to satisfy its obligations under this Guarantee.

15. Covenants of Sunoco LP and Guarantor to Maintain Tax Treatment. For so long as this Guarantee is outstanding, Sunoco LP and the Guarantor hereby agree that:

(a) Unless otherwise required by law, it is the intent of the Parties to treat the Guarantor as the sole partner bearing the economic risk of loss with respect to the Supported Debt pursuant to Treasury Regulation § 1.752-2; provided that, notwithstanding the foregoing, Sunoco LP shall not be required to take such position in any taxable year to the extent Sunoco LP determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(b) It is the intent of the Parties, that the Sunoco LP Distribution be treated as a distribution to the Guarantor by Sunoco LP under Section 731 of the Internal Revenue Code of 1986, as amended. Such Sunoco LP Distribution shall be treated as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations to the extent made out of proceeds of the Supported Debt. Neither Sunoco LP nor any partner of Sunoco LP shall take a position inconsistent with such treatment unless otherwise required by law; provided that, notwithstanding the foregoing, Sunoco LP shall not be required to take such position in any taxable year to the extent Sunoco LP determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.

(c) Neither Sunoco LP nor the Guarantor shall (i) modify this Guarantee so as to eliminate or limit the ultimate recourse liability of the Guarantor with respect to the Supported Debt, or (ii) except as required by the Term Loan Facility, cause or permit any other corporation, partnership, person or entity to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Supported Debt.

(d) In the event a subsidiary of Sunoco LP that is regarded as separate and apart from Sunoco LP for U.S. federal income tax purposes becomes a Subsidiary Guarantor (as such term is defined in the Term Loan Facility) of the Supported Debt or otherwise guarantees the Supported Debt, the Guarantor agrees to indemnify such subsidiary for any amounts that the subsidiary is required to pay pursuant to its guarantee of the Supported Debt.

(e) In the event a partner of Sunoco LP guarantees or otherwise incurs any liability with respect to the Supported Debt, the Guarantor agrees to indemnify such partner for any amounts that the partner is required to pay pursuant to its guarantee or liability with respect to the Supported Debt.

16. Fraudulent Conveyance. Notwithstanding any provision of this Guarantee to the contrary, it is intended that this Guarantee not constitute a Fraudulent Conveyance (as defined below). Consequently, the Guarantor agrees that if this Guarantee would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guarantee shall be valid and enforceable only to the maximum extent that would not cause this Guarantee to constitute a Fraudulent Conveyance, and this Guarantee shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 16, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

17. Third-Party Beneficiaries. This Guarantee is for the benefit only of the Guarantor, Sunoco LP, the Agent, the Lenders and the subsidiaries and partners of Sunoco LP described in Sections 15(d) and 15(e), and is not intended to confer upon any other third party any rights or remedies hereunder, and shall not be construed as for the benefit of any other third party.

18. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: 1) regular, overnight, registered or certified mail (return receipt requested), with first class postage prepaid; 2) hand delivery; 3) facsimile transmission; or 4) overnight courier service, if to the Guarantor, at the following address or facsimile number for the Guarantor:

ETP Retail Holdings, LLC

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Facsimile Number: (214) 981-0701

If to Sunoco LP, at the following address or facsimile number:

Sunoco LP

555 East Airtex Drive

Houston, Texas 77073

Attention: Associate General Counsel

Facsimile Number: (361) 693-3725

or at such other address or number as shall be designated by the Guarantor or Sunoco LP in a notice to the other Party to this Guarantee. All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, on the date actually received by the addressee; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

19. Separability. Should any clause, sentence, paragraph, subsection or section of this Guarantee be judicially declared to be invalid, illegal or unenforceable in any respect, such decision will not have the effect of invalidating or voiding the remainder of this Guarantee, and the part or parts of this Guarantee so held to be invalid, illegal or unenforceable will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

20. Counterparts. This Guarantee may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart.

21. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

22. Consent to Jurisdiction; Waiver of Jury Trial. The Guarantor irrevocably submits to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, for the purposes of any proceeding arising out of this Guarantee or the transactions contemplated hereby (and agrees that no such proceeding relating to this Guarantee or the transactions contemplated hereby shall be brought by it except in such courts). The Guarantor irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Guarantee or the transactions contemplated hereby in any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, or that any such proceeding brought in any such court has been brought in an inconvenient forum. The Guarantor also agrees that any final and non appealable judgment against it in connection with any proceeding shall be conclusive and binding on it and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS GUARANTEE SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

23. Entire Agreement. This Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties related thereto.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Guarantee as of the date and year first written above.

ETP RETAIL HOLDINGS, LLC

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President

SUNOCO LP

By:	Sunoco GP LLC, its general partner

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President and Chief Executive Officer

Signature Page

Guarantee of Collection